Exhibit 4.87

Business Operating Agreement

This Business Operating Agreement (this “Agreement”) is entered into as of October 30, 2019 in Beijing, the People’s Republic of China (“PRC,” for purposes of this Agreement, excluding Hong Kong Macau and Taiwan) by and among:

Party A: Baidu Online Network Technology (Beijing) Co., Ltd.

Registered Address: Baidu Building, No. 10 Shangdi 10th Street, Haidian District, Beijing

Party B: Beijing Perusal Technology Co., Ltd.

Registered Address: A2 2/F No. 17 Building Zhongguancun Software Park, 8 East Bei Wang Road (W), Haidian District, Beijing

Party C: Zhixiang Liang, a PRC citizen, ID No.

And

Party D: Shanshan Cui, a PRC citizen, ID No.

WHEREAS:

1.

Party A is a wholly foreign-owned enterprise duly incorporated and validly existing under the laws of the PRC, has the technology expertise and practical experience in the development and design of computer software, as well as rich experience and human resources specializing in information technology and services;

2.

Party B is a limited liability company duly incorporated and validly existing under PRC law, is permitted by Beijing Telecommunications Administration to provide internet information services and other value-added telecommunication services, and is permitted by Beijing Industrial and Commercial Administration to provide internet-based advertising services;

3.	Each of Party C and Party D is a shareholder of Party B owning 50% equity interests in Party B;

4.

Party A and Party B have established business relationship by entering into an Exclusive Technology Consulting and Services Agreement and a supplement thereto (the “Services Agreement”), a Web Layout Copyright License Agreement, a Trademark License Agreement, and a Domain Name License Agreement; and

5.

Pursuant to the above-mentioned agreements between Party A and Party B, Party B shall make certain payments to Party A, and the business operations of Party B will have a material effect on Party B’s ability to make such payments to Party A.

NOW THEREFORE, the Parties agree as follows through negotiations:

1.

Party A agrees, subject to satisfaction of applicable provisions herein by Party B, to be the guarantor of Party B in the contracts, agreements or transactions entered into between Party B and any third party in connection with Party B’s business operations, to provide full guarantees for performance of such contracts, agreements or transactions by Party B. As counter-guarantee, Party B agrees to pledge the accounts receivable in its operations and all of its assets to Party A. Based on the above guarantee arrangement, Party A, when necessary, is willing to enter into written guarantee contracts with Party B’s counterparties to assume the guarantor’s liabilities. Party B, Party C and Party D shall take all necessary actions (including without limitation executing relevant documents and filing relevant registrations) to carry out the counter-guarantee arrangement with Party A.

2.

In consideration of the requirements of Article 1 hereof and to ensure performance of the various business agreements between Party A and Party B and payment by Party B of the amounts payable to Party A thereunder, Party B, Party C and Party D hereby agree that, without Party A’s prior written consent, Party B shall not engage in any transaction that may materially affect its assets, liabilities, rights or operations (other than execution of any business contract or agreement, sale or purchase of any asset by Party B in its ordinary course of business and receipt of legal rights by applicable counterparties as a result thereof), including without limitation the following:

2.1 To borrow money from any third party or assume any debt;

2.2 To sell to or acquire from any third party any asset or right, including without limitation any intellectual property rights;

2.3 To create any security upon any of its assets or intellectual property rights in favor of any third party; or

2.4 To assign any of its business contracts to any third party.

3.

In order to ensure the performance of all of the business agreements between Party A and Party B and the payment by Party B of the amounts payable to Party A thereunder, Party B, Party C and Party D hereby agree to accept advice and guidance provided by Party A from time to time relating to Party B’s policies on matters such as employment and dismissal of employees, daily operations and management, and financial management.

4.

Party B, Party C and Party D hereby agree that Party C and Party D shall appoint the candidate recommended by Party A as directors of Party B, and Party B shall appoint any member recommended by Party A from its senior management to serve as the general manager, financial director and any other senior management position of Party B. If such member of Party A’s senior management terminates its employment with Party A voluntarily or by dismissal of Party A, such member shall be no longer qualified to serve at any position in Party B; under such circumstance, Party B shall appoint any other member recommended by Party A from its senior management to fill the position vacated by such circumstance. Any candidate recommended by Party A to Party B shall meet the qualifications legally required for director, general manager, financial director or any other senior management position.

5.

Party B, Party C and Party D hereby agree and acknowledge that Party B shall seek guaranty from Party A in priority if such guaranty is needed for its performing any contract or borrowing any working capital loan in connection with its business operations; under such circumstance, Party A shall be obliged to provide guaranty to Party B as appropriate in its own discretion.

6.

In the event that any agreement between Party A and Party B terminates or expires, Party A shall have the right, but not the obligation, to terminate all agreements between Party A and Party B, including without limitation the Services Agreement.

7.

Any amendment or supplement to this Agreement shall be made in writing. The amendment or supplement duly executed by all parties shall form an integral part of this Agreement and shall have the same legal effect as this Agreement.

8.

Should any provision of this Agreement be held invalid or unenforceable because of inconsistency with applicable laws, such provision shall be invalid or unenforceable only to the extent of jurisdiction of such applicable laws without affecting the validity or enforceability of the remainder of this Agreement.

9.

None of Party B, Party C or Party D may assign its rights and obligations under this Agreement to any third party without the prior written consent of Party A. Party B, Party C and Party D hereby agree that Party A may assign its rights and obligations under this Agreement as Party A considers it necessary to do so, in which case Party A only needs to give a written notice to Party B and no further consent of Party B, Part C or Party D is required.

10.

Each party acknowledges and confirms that any oral or written information exchanged pursuant to this Agreement are confidential. Each party shall keep confidential all such information and not disclose any such information to any third party without the prior written consent from the other party except for any information which: (a) is or will become known to the public (without any fault of the receiving party); (b) is required to be disclosed by the applicable laws or rules of stock exchange; or (c) is disclosed by each party to its legal or financial advisor relating to the transactions contemplated by this Agreement, provided that such legal or financial advisor shall comply with the confidentiality provisions set forth in this Article 10. Disclosure of any confidential information by the employee of or any entity engaged by any Party shall be deemed as disclosure by such Party, and such disclosing Party shall be liable for breach under this Agreement. This Article 10 shall survive the invalidity, cancellation, termination or unenforceability of this Agreement for any reason.

11.	This Agreement shall be governed by and construed in accordance with the laws of the PRC.

12.

Any dispute arising in connection with the interpretation and performance of the provisions of this Agreement shall be resolved by the Parties in good faith through negotiations. If no resolution is reached by the Parties through negotiations, any Party may submit such dispute to the China International Economic and Trade Arbitration Commission (the “CIETAC”) for arbitration in accordance with CIETAC’s arbitration rules then in effect. The seat of arbitration shall be in Beijing, and the language of the proceedings shall be Chinese. The arbitral award shall be final and binding upon all of the Parties.

13.	This Agreement shall be executed by a duly authorized representative of each Party and become effective as of the date first written above.

14.

Once effective, this Agreement shall constitute the entire agreement of the Parties with respect to the subject matters hereof and supersede all prior oral and written agreements and understandings by the Parties with respect to the subject matters hereof.

15.

This Agreement shall remain permanently valid unless early terminated as expressly agreed in this Agreement or by Party A in writing. If the duration of operation (including any extension thereof) of Party A or Party B is expired or terminated for any other reason within the aforesaid term of this Agreement, such Party shall timely renew its duration of operation to enable this Agreement to continue to be valid and implementable. If a Party’s application to renew its duration of operation fails to obtain the approval or consent of any competent authority, this Agreement shall be terminated simultaneously with the expiration or termination of the duration of operation of such Party.

16.

During the term of this Agreement, unless due to commitment of any gross negligence or fraud by Party A towards Party B, none of Party B, Party C or Party D may early terminate or end this Agreement. Notwithstanding the foregoing, Party A shall have the right to terminate this Agreement at any time by issuing a thirty (30) days’ prior written notice to Party B, Party C and Party D.

17.

All notices or other correspondences required to be sent by any Party hereunder shall be made in Chinese and delivered to the following addresses of the other Parties or other addresses designated and notified to such Party from time to time via personal delivery, registered mail, post prepaid mail, recognized express delivery service or fax. The notices shall be deemed to have been duly served (a) upon sent if sent by personal delivery, (b) on the tenth (10th) day after the post-prepaid registered airmail is sent (shown on the postmark) if sent by mail, or on the fourth (4th) day after the notice is handed to an internationally recognized express delivery service; and (c) at the time of receipt shown on the transmission acknowledgement if sent via fax.

Party A:	Baidu Online Network Technology (Beijing) Co., Ltd.

Address:	3/F, Baidu Building, No. 10 Shangdi 10th Street, Haidian District, Beijing
Attention:	Shanshan Cui
Fax:	Tel:

Party B:	Beijing Perusal Technology Co., Ltd.

Address:	A2 2/F No. 17 Building Zhongguancun Software Park, 8 East Bei Wang Road (W), Haidian District, Beijing
Attention:	Shanshan Cui
Fax:
Tel:

Party C:

Address:	Baidu Building, No. 10 Shangdi 10th Street, Haidian District, Beijing
Attention:	Zhixiang Liang
Fax:
Tel:

Party D:

Address:	Baidu Building, No. 10 Shangdi 10th Street, Haidian District, Beijing
Attention:	Shanshan Cui

18.	This Agreement is made in four originals, with each party holding one original. All originals shall have the same legal effect.

(No text below)

(Signature page)

IN WITNESS THEREOF, each Party has executed or caused this Agreement to be executed by its legal or authorized representative on its behalf as of the date first written above.

Party A:

Baidu Online Network Technology (Beijing) Co., Ltd. (seal)

Signature:	/s/ Shanshan Cui
Title:	Legal Representative

Party B:

Beijing Perusal Technology Co., Ltd. (seal)

Signature:	/s/ Shanshan Cui
Title:	Legal Representative

Party C:

Zhixiang Liang

Signature:	/s/ Zhixiang Liang

Party D:

Shanshan Cui

Signature:	/s/ Shanshan Cui

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